Distribution Agreement

THIS DISTRIBUTION AGREEMENT (“Agreement”), effective as of the closing of the Transaction (as defined below) (the “Closing Date”), is by and between Foreside Fund Services, LLC (the “Distributor”) and American Century ETF Trust (the “Fund Company”) .

WHEREAS, a majority of the interests of Foreside Financial Group, LLC, the indirect parent of the Distributor are being sold to GC Mountaintop Acquisition Corp., an affiliate of Genstar Capital (the “Transaction”).

Effective as of the Closing Date, the Fund Company, on behalf of the series thereof listed on Exhibit A hereto (each a “Fund” and collectively, the “Funds”), and the Distributor hereby enter into this Agreement on terms identical to those of the Distribution Agreement between the parties effective as of December 13, 2017, as amended (the “Existing Agreement”), which are incorporated herein by reference, except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this Agreement shall continue for an initial one- year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this Agreement and who are not interested persons (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This Agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the Closing Date.

Foreside Fund Services, LLC    American Century ETF Trust

By: /s/ Mark Fairbanks        By: /s/ Edward Rosenberg
Name: Mark Fairbanks    Name: Edward Rosenberg
Title: Vice President    Title: Vice President

EXHIBIT A
THE FUNDS

American Century Diversified Corporate Bond ETF
American Century Diversified Municipal Bond ETF
American Century Emerging Markets Bond ETF
American Century Focused Dynamic Growth ETF
American Century Focused Large Cap Value ETF
American Century Low Volatility ETF
American Century Mid Cap Growth Impact ETF
American Century Multisector Income ETF
American Century Quality Convertible Securities ETF
American Century Quality Diversified International ETF
American Century Quality Preferred ETF
American Century Select High Yield ETF
American Century STOXX U.S. Quality Value ETF
American Century STOXX U.S. Quality Growth ETF
American Century Sustainable Equity ETF
American Century Sustainable Growth ETF
Avantis Core Fixed Income ETF
Avantis Core Municipal Fixed Income ETF
Avantis Emerging Markets Equity ETF
Avantis Emerging Markets Value ETF
Avantis International Equity ETF
Avantis International Large Cap Value ETF
Avantis International Small Cap Value ETF
Avantis Real Estate ETF
Avantis Short-Term Fixed Income ETF
Avantis U.S. Equity ETF
Avantis U.S. Large Cap Value ETF
Avantis U.S. Small Cap Value ETF